Exhibit 99.2

        McMoRan Exploration Co.

       Announces Equity Offering

NEW ORLEANS, LA, September 23, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today that it intends to offer publicly approximately 5.0 million shares of its common stock.  An additional 15 percent of that number of shares will be subject to an over-allotment option exercisable by the underwriters.

We intend to use the net proceeds of this offering for drilling our near-term oil and gas prospects, for continuing our efforts to develop the Main Pass Energy HubTM project, and for working capital requirements and general corporate purposes.

The offering will be made under McMoRan’s effective shelf registration statement.  The common stock may be sold and offers to buy may be accepted only by means of a prospectus and prospectus supplement.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The joint book-running managers for the offering are Merrill Lynch & Co. and JPMorgan.  Hibernia Southcoast Capital, Jefferies & Company, Inc, and Sterne, Agee & Leach Inc. are co-managers for the offering.

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